EX-99.B(d)ncimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT


                         UNITED NEW CONCEPTS FUND, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                                Fee
----------                                ---
Up to $1 billion                          0.85% of net assets

Over $1 billion and up to $2 billion      0.83% of net
assets

Over $2 billion and up to $3 billion      0.80% of net
assets

Over $3 billion                           0.76% of net assets


























As Amended and Effective June 30, 1999.